Exhibit 99.1

         Annapolis Bancorp Announces Stock Repurchase Program


    ANNAPOLIS, Md.--(BUSINESS WIRE)--Feb. 21, 2007--Annapolis Bancorp, Inc. (NASDAQ: ANNB), parent company of BankAnnapolis, today announced a stock repurchase program under which the Corporation will acquire up to 5% of its outstanding common stock, or approximately 200,000 shares.

    Annapolis Bancorp Chairman and CEO Richard M. Lerner said that the repurchase program, authorized by the Corporation's Board of Directors, could be completed within six months. "The Board considers the Corporation's common stock to be an attractive investment, given the price range in which it has traded recently," Lerner said.

    Annapolis Bancorp's common stock trades on the NASDAQ Capital Market under the ticker symbol "ANNB." The Corporation's share price closed at $9.40 on February 20, 2007. Book value per share as of December 31, 2006 was $5.88, and the Corporation reported earnings per share of $0.72 in 2006.

    According to Lerner, the repurchases generally will be effected through open market purchases, although he did not rule out the possibility of unsolicited negotiated transactions or other types of repurchases. The extent of the repurchase program will depend on market conditions, Lerner said, and the exact number of shares the Corporation will repurchase is not guaranteed.

    Lerner characterized the stock repurchase program as "part of Annapolis Bancorp's ongoing efforts to enhance shareholder value and invest our resources in the most efficient manner possible."

    BankAnnapolis serves the banking needs of small businesses, professional concerns, and individuals through seven community banking offices located in Anne Arundel and Queen Anne's Counties in Maryland. The bank's headquarters building and main branch are located at 1000 Bestgate Road, directly across from the Annapolis Mall. Total assets at December 31, 2006 were $352 million.

    Certain statements contained in this release, including without limitation, statements containing the words "believes," "plans," "expects," "anticipates," and words of similar import, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.

    CONTACT: Annapolis Bancorp, Inc.
             Richard M. Lerner, 410-224-4455